Exhibit 10.1
AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment of Executive Employment Agreement is entered into as of December 14, 2016 by and between Centene Corporation, a Delaware corporation, together with its successors and assigns permitted under this Agreement (“Employer”), and Michael F. Neidorff (the “Executive”).
WHEREAS, the parties entered into that certain Executive Employment Agreement dated as of November 8, 2004, which has been amended from time to time (“Agreement”); and
WHEREAS, the parties desire to amend the Agreement in order to extend the current term of the Agreement and to make various related changes to the Agreement.
NOW THEREFORE, the parties hereto agree as follows:

1.
As consideration for entering into this Agreement, on the date hereof, Executive shall be granted a ten year option to purchase 20,000 shares of common stock of the Employer with a strike price of $57.02 (“2016 Extension Option Grant”) (each a “2016 Extension Option”). One-third of the 2016 Extension Option Grant will vest and become non-forfeitable on each of the first three anniversaries of the date of grant. Once vested, the 2016 Extension Options will remain exercisable for the balance of their full ten year term.

2.	Section 1(a) is amended so that the first sentence thereof reads as follows:

Subject to earlier termination as provided herein, Employer hereby agrees to employ and continue in its employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of Employer, for the period commencing on the date hereof and ending on the date of the annual shareholders meeting in 2021 (the “2021 Shareholders’ Meeting”).

3.	Section 2(a) is amended to read as follows:

(a)    Executive’s Position and Title. The Executive’s positions and titles shall continue to be Chairman, President and Chief Executive Officer of the Employer. If elected to the Board of Directors (the “Board”) by the Company’s shareholders, the Executive shall continue to be a member of, and Chairman of, the Board. If the Board has designated a successor Chief Executive Officer of the Company on or before December 31, 2019, it is expected that the Executive will cease to serve as President and Chief Executive Officer of the Company at the Company’s annual shareholders’ meeting in 2020, but will continue serving as Executive Chairman of the Board until the 2021 Shareholders’ Meeting, or such other date as is mutually agreed between the Executive and the Board. Effective with the 2021 Shareholders’ Meeting, Executive will become Non-Executive Chairman of the Board. While Executive serves as Executive Chairman of the Board, the Executive and the Board will mutually agree on his compensation.

4.	Section 2(b) is amended to add new sentences at the end thereof to read as follows:

As Executive Chairman of the Board, Executive shall continue to report directly to the Board, and for the avoidance of doubt shall not report to any specific member of the Board or to any member of management. In addition to performing his duties as Executive Chairman of the Board, Executive shall assist the new Chief Executive Officer with transition matters, culture of the Company, strategy, mergers and acquisitions and community relations, and shall make himself reasonably available to assist the new Chief Executive Officer with government affairs, investor relations, investment banking relationships, and other matters reasonably requested by the Board.

5.	Section 3(d) is amended to add the following sentence to read as follows:

Executive shall continue to vest in all of his outstanding long term incentive awards while he serves as Chairman of the Board, regardless of whether he is serving as Executive Chairman or Non-Executive Chairman, and shall fully vest in any outstanding long term incentives (subject to any performance measures to be determined at the end of any applicable performance period) upon his ultimate termination from the Board.

6.	Section 3(g) is amended to add the following sentence to read as follows:

Upon Executive ceasing to be the Executive Chairman of the Board, he may at his own expense elect to assume the Company’s lease on a Company aircraft.

7.	Section 5(d)(ii) is amended to read as follows:

(ii)    If the Date of Termination occurs on or before December 31, 2017, the Executive shall be entitled to receive the product of (A) two (2) times (B) the sum of his (I) then-current Base Salary plus (II) the maximum amount the Executive could have earned as a Target Bonus for the year of termination if all goals and targets for payment were achieved (the “Severance Amount”), payable in cash in substantially equal installments pursuant to Employer’s payroll practices as in effect from time to time over 24 months. If the Date of Termination occurs on or after January 1, 2018 and on or before December 31, 2018, the Severance Amount will be the product of (A) one (1) times (B) the sum of his (I) then-current Base Salary plus (II) the maximum amount the Executive could have earned as a Target Bonus for the year of termination if all goals and targets for payment were achieved, which product will be multiplied by a fraction, the numerator of which is the number of full and fractional months remaining until December 31, 2018 (but not less than six (6), and the denominator of which is twelve (12). The amount determined in the preceding sentence shall be payable in cash in substantially equal installments pursuant to the Employer’s payroll practices as in effect from time to time over the number of months used in the numerator in the preceding sentence. Notwithstanding the foregoing, to the extent delay in payments under this Section 5(d)(ii) is determined to be necessary to prevent the application of and/or adverse tax consequences under Code Section 409A, then such payments shall not commence until the date which is six (6) months after the date of the Executive’s “separation from service” as that term is defined in regulations or other guidance issued under Code Section 409A;

8.	The Agreement is affirmed, ratified and continued, as amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

MICHAEL F. NEIDORFF	CENTENE CORPORATION
/s/ Michael F. Neidorff	By: /s/ Robert K. Ditmore
Its: Lead Director